EXHIBIT 15



                              ARTHUR ANDERSEN LLP




To Jacobson Stores Inc.:

We are aware that Jacobson Stores Inc. has incorporated by reference in its Form S-8 Registration Statements No. 2-88295 and No. 033-53469 and Form S-2 Registration Statement No. 33-10532 its Form 10-Q for the quarter ended October 28, 1995, which includes our report dated November 8, 1995, covering the unaudited interim condensed consolidated financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


                                            Very truly yours,



                                            /s/  Arthur Andersen LLP
                                            ------------------------


Detroit, Michigan
December 8, 1995